Exhibit 15.2

FANGDA PARTNERS

http://www.fangdalaw.com

中国上海市石门一路288号	电子邮件	E-mail:	email@fangdalaw.com
兴业太古汇香港兴业中心二座24楼	电 话	Tel.:	+86-21-2208 1166
邮政编码：200041	传 真	Fax.:	+86-21-5298 5599

24/F, HKRI Centre Two

HKRI Taikoo Hui

288 Shi Men Yi Road

Shanghai, PRC

200041

April 24, 2026

Hesai Group

10th Floor, Building A, No. 658 Zhaohua Road,

Changning District

Shanghai 200050

People’s Republic of China

Dear Sir/Madam,

We hereby consent to the references to our firm’s name under the headings “Item 3. Key Information—Permissions Required from the PRC Authorities for Our Operations” and “Item 10. Additional Information—E. Taxation” in Hesai Group’s annual report on Form 20-F for the year ended December 31, 2025 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) on the date hereof, and further consent to the incorporation by reference in Hesai Group’s Registration Statements on Form S-8 (File No. 333-272757) and Form F-3 (File No. 333-290069) of the summary of our opinion under the headings “Item 3. Key Information—Permissions Required from the PRC Authorities for Our Operations” and “Item 10. Additional Information—E. Taxation” in this Annual Report. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Fangda Partners
Fangda Partners